Exhibit 1

AGREEMENT FOR SERVICES

Agreement made as of April 19, 2005 (this “Agreement”), by and between Tracinda Corporation, a Nevada corporation (“Tracinda”), and Jerome B. York (“Contractor”).

WHEREAS, Tracinda and Contractor desire to set forth the terms and conditions pursuant to which Contractor will render certain consulting services to Tracinda;

NOW, THEREFORE, the parties hereto agree as follows:

1. Services

(a) Contractor hereby agrees to render such specific consulting and advisory services to Tracinda in connection with Tracinda’s investments as may be reasonably requested by Tracinda.

(b) Contractor may reject any performance of services, which are not under Contractor’s control, and Tracinda may reject any services offered by Contractor, which, in the sole discretion of Tracinda, are not needed or requested by Tracinda.

(c) Contractor shall retain the right to perform services for others provided that prior written notification of the intended performance of such services is given to Tracinda, and, provided further, that such services are not, in Tracinda’s sole discretion, in conflict (both as to time necessary for performance and the nature and for whom the services are to be performed) with Contractor’s services to Tracinda. It is acknowledged that Contractor is currently a director of Apple Computer, Inc., Exide Technologies, My Publisher and, Tyco International Ltd.

(d) Services are to be performed at Contractor’s place of business or at any such other place that Contractor deems necessary and/or appropriate and at such times and in such manner as Contractor determines in his sole discretion.

2. Compensation

(a) Contractor will receive, effective April 19, 2005, an annual retainer fee of $600,000.00, which will be paid in equal monthly installments, in gross, for services performed.

(b) In addition to the consideration payable hereunder, Tracinda and Contractor have entered into a Value Sharing Agreement (the “Value Sharing Agreement”) of even date herewith.

3. Expenses

(a) Tracinda shall reimburse Contractor for all reasonable out of pocket expenses (which shall include first class commercial air fare) incurred by Contractor at the request of Tracinda in connection with the services to be provided by Contractor hereunder.

(b) In lieu of first class commercial air fare, Contractor may charge Tracinda for the use of Contractor’s private jet aircraft, when used in the performance of Contractor’s consulting and advisory services for Tracinda, at the rate of $4,200.00 per hour up to a maximum of $400,000.00 per year.

(c) Expenses shall be reimbursed by Tracinda to Contractor within thirty (30) days after invoicing which shall include reasonable documentation for all expenses.

4. Term

The term of this Agreement will commence on the date first written above and shall expire on the fourth anniversary thereof, unless terminated sooner upon the written notice of either party.

5. Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada.

6. Notices

Any notice hereunder shall be in writing, shall be delivered by confirmed facsimile transmission or by overnight courier (with proof of delivery), and shall be effective upon actual receipt by the addressee, or, if not actually received before, shall be deemed to have been actually received on the third day following such transmission or such delivery. Notices shall be delivered as follows:

To Tracinda:

Tracinda Corporation

Attn.: Anthony Mandekic, Secretary/Treasurer

Adderess and facsimile as previously supplied

To Contractor:

Jerome B. York

Harwinton Capital Corporation

Address and facsimile as previously supplied

9. Sole Beneficiary

Contractor represents and warrants that no other person or entity has any right to share or participate in any of the compensation to be paid (or otherwise) to Contractor hereunder or pursuant to the terms of the Value Sharing Agreement.

10. Independent Contractor

It is the express intention of the parties to this Agreement that Contractor is an independent contractor and not an employee, agent, joint venturer, or partner of Tracinda. Nothing is this Agreement shall be interpreted or construed as creating or establishing the relationship of employer or agent of Contractor. Both parties acknowledge that Contractor is not an employee for state or federal tax purposes and that Contractor shall be liable for all applicable taxes.

11. Indemnification

Tracinda will indemnify Contractor for any claims or liabilities, and losses, expenses and adverse consequences arising from such claims or liabilities, which Contractor may incur or suffer arising out of, resulting from or relating to Contractor’s association with Tracinda pursuant to this Agreement; provided that such claims, liabilities, losses, expenses and adverse consequences are not directly or indirectly caused by the action or conduct of Contractor not specifically requested by Tracinda; and provided further that Contractor will tender the defense of any such claim or liability to Tracinda, unless Tracinda denies its responsibility hereunder to indemnify Contractor with respect to such claim or liability, it being understood that Tracinda will have no authority to settle any such claim or liability on Contractor’s behalf without Contractor’s prior written consent if such settlement involves any obligation or waiver of rights by Contractor.

12. Headings

The paragraph and other headings in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Agreement.

13. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

14. Entire Agreement/Written Modification

The terms and provisions of this Agreement and the Value Sharing Agreement constitute the entire agreement between the parties and shall supercede all previous communications, representations or agreement, either verbal or written, between the parties hereto with respect to this subject matter. This Agreement may not be enlarged, modified or altered except in writing signed by the parties.

15. Expenses

Tracinda and Contractor shall pay their respective fees and expenses in connection with the negotiation, execution and performance of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

TRACINDA CORPORATION

By:
Name:	Anthony L. Mandekic
Title:	Secretary/Treasurer

Jerome B. York